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                                                                  EX-99.B1G
                                                                  EXHIBIT 24 B1G

                           DELAWARE POOLED TRUST, INC.

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION



                  DELAWARE POOLED TRUST, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

                  FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

                  SECOND: The Articles of Incorporation of the Corporation, as amended and supplemented, are further amended as follows: (i) by redesignating and changing the name of the existing series of the Corporation's Common Stock currently designated as "The Defensive Equity Small/Mid-Cap Portfolio" series to "The Small/Mid-Cap Value Equity Portfolio" series; (ii) by redesignating and changing the name of the existing series of the Corporation's Common Stock currently designated as "The Fixed Income Portfolio" series to "The Intermediate Fixed Income Portfolio" series; (iii) by redesignating and changing the name of the existing series of the Corporation's Common Stock currently designated as "The Defensive Equity Portfolio" series to "The Large-Cap Value Equity Portfolio" series; and (iv) by deleting the old series names from the Articles of Incorporation, and inserting in lieu thereof the new series names.

                  THIRD: The amendments to the Articles of Incorporation of the Corporation as set forth above have been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and are limited to a change permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

                  FOURTH: The amendments to the Articles of Incorporation of the Corporation as set forth above do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of the series that are the subject of the amendments.


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                  FIFTH:            The Articles of Amendment shall become
effective at [    ] p.m. (Eastern time) on [          ], 199[  ].

                  IN WITNESS WHEREOF, DELAWARE POOLED TRUST, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested by its Assistant
Secretary on this [  ]th day of [          ], 199[  ].


                                            DELAWARE POOLED TRUST, INC.



                                            By:________________________________
                                                     Eric E. Miller
                                                     Vice President


ATTEST:



----------------------------
         Michael D. Mabry
         Assistant Secretary


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                  THE UNDERSIGNED, Vice President of DELAWARE POOLED TRUST,
INC., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.




                                             ------------------------------
                                                 Eric E. Miller
                                                 Vice President

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